NASDAQ to Restore ECD's Trading Symbol to ENER


Rochester Hills, Mich., Oct. 22, 2003 - Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENERE) announced today that NASDAQ has notified the Company that, at the opening of business on October 23, 2003, the trading symbol for the Company's securities will be changed from ENERE to ENER, ECD's original trading symbol.

The Company filed its Annual Report on Form 10-K for the period ended June 30, 2003 and, therefore, is in compliance with Marketplace Rule 4310(c)(14). Accordingly, NASDAQ is removing the fifth character "E" from the Company's trading symbol.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contact:
Ghazaleh Koefod
248.293.0440
investor.relations@ovonic.com